Exhibit 99.1
Topgolf Callaway Brands
Completes Sale of Majority Stake of Topgolf to Leonard Green & Partners.

Announces Repayment of $1 Billion of Debt and
New $200 Million Stock Repurchase Program

•Company to change corporate name back to Callaway Golf Company and change ticker symbol to CALY

CARLSBAD, Calif., Jan. 5, 2026 /PRNewswire/ -- Topgolf Callaway Brands Corp. (the “Company” or “Topgolf Callaway Brands,” “we,” “our,” “us”) (NYSE: MODG) is pleased to announce the successful completion of its sale of a 60% stake in its Topgolf and Toptracer businesses (“Topgolf”) to private equity funds managed by Leonard Green & Partners, L.P., effective January 1, 2026. The transaction values Topgolf at approximately $1.1 billion. In connection with the sale and related financing transactions, Topgolf Callaway Brands received approximately $800 million in cash proceeds, net of working capital adjustments and transaction expenses (and subject to further customary purchase price adjustments).
In connection with the closing, the Company also repaid $1 billion of outstanding borrowings under its term loan B facility.
Immediately following the repayment, the Company had approximately $480 million in outstanding debt (including approximately $258 million in convertible notes and approximately $166 million in term debt) and unrestricted cash and cash equivalents of approximately $680 million. The Company plans to use a portion of the transaction proceeds received to repay its convertible notes, which are scheduled to mature in May 2026.
The Company’s Board of Directors (“Board”) has also authorized the Company to repurchase up to $200 million of the Company’s common stock in open market or private transactions. The Company will assess market conditions, buying opportunities and other factors from time to time and will make strategic repurchases as deemed appropriate. Any repurchases will be made in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, subject to market conditions, applicable legal requirements and other factors, and any repurchases will be made consistent with the terms of the Company’s credit facilities, which define the amount of stock that can be repurchased. The repurchase program does not require the Company to acquire a specific number of shares, and it will remain in effect until completed or terminated by the Board. This repurchase program replaces any unused portion of the prior stock repurchase program.
“I am very pleased to report today that we have completed the sale of a majority interest in Topgolf,” commented Chip Brewer, President and Chief Executive Officer of Topgolf Callaway Brands. “This transaction positions both companies as separate, well-capitalized, focused, pure play businesses that should thrive in their respective spaces. It also maintains the strong marketing synergies via a strategic marketing partnership and provides the opportunity for future value creation through our 40% retained stake in Topgolf. Further, with our repayment of $1 billion in debt, and our Board’s approval of a new share repurchase program, we are not only significantly reducing our leverage but also reinforcing our commitment to delivering long-term value for our shareholders.”
In addition, the Company announced its plans to change its corporate name back to “Callaway Golf Company.” The Company expects the corporate name change to be effective on or about January 15, 2026. In connection with the change, effective on or about January 16, 2026, the Company also intends to change its ticker symbol on the New York Stock Exchange from “MODG” to “CALY.”
About Topgolf Callaway Brands (NYSE: MODG)
Topgolf Callaway Brands, which will be changing its name to Callaway Golf Company (NYSE: CALY), is a premium golf equipment, gear and apparel company with a portfolio of global brands, including Callaway Golf, Odyssey, TravisMathew, and OGIO. Through an unwavering commitment to innovation and premium craftsmanship, Callaway designs, manufactures, and sells high-performance golf clubs, golf balls, apparel, bags, and other accessories—setting the standard for performance in the game of golf. For more information, please visit www.topgolfcallawaybrands.com.
Forward-Looking Statements
Statements used in this press release that relate to future plans, events, financial results, performance, prospects, or growth opportunities, including statements relating to plans for repayment of the Company’s convertible notes, the Company’s intention to repurchase shares of its common stock pursuant to a stock repurchase program, the anticipated timing, amount and impact of the stock repurchase program, delivering long-term value for shareholders, further growth and investments in the Company’s core business, the ability of the separate businesses of Topgolf and Callaway to thrive in their respective spaces following the closing of the transaction, the Company’s expectation of the effective date of the name change; the Company’s intention for its common shares to continue to be listed for trading on the New York Stock Exchange under the ticker symbol “CALY” beginning on or about January 16, 2026 and statements of belief and any statement of assumptions underlying any of the foregoing, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “estimate,” “could,” “would,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2024  as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Investor Contact
Katina Metzidakis
invrelations@tcbrands.com
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